Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION BANK REPORTS 2020 SECOND QUARTER RESULTS AND BOARD

OF DIRECTORS DECLARES SERIES F PREFERRED STOCK DIVIDEND

SALT LAKE CITY, UT – July 30, 2020 – Medallion Bank (Nasdaq: MBNKP, “the Bank”), an FDIC-insured bank providing consumer loans for the purchase of recreational vehicles, boats, and home improvements, along with loan origination services to fintech partners, announced today its 2020 second quarter results. The Bank is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

2020 Second Quarter Highlights

•	Quarterly net income was $1.8 million, compared to net income of $2.1 million in the prior year period

•	Quarterly net interest income was $28.1 million, compared to $25.4 million in the prior year period

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Quarterly provision for loan losses was $16.4 million, compared to $14.2 million in the prior year period, while annualized net charge-offs were 1.38% of average loans outstanding, compared to 5.54% in the 2019 quarter, partially reflecting the impact of COVID-related payment deferrals

•	The recreation and home improvement loan portfolios grew 10% and 14% from December 31, 2019

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The medallion loan portfolio decreased 4% to $102.9 million compared to $107.7 million at December 31, 2019, or $64.6 million compared to $79.5 million net of allowance for loan losses for the respective periods

•	Total assets were $1.3 billion as of June 30, 2020

•	The Bank had $223.5 million in capital and a Tier 1 leverage ratio of 16.96% as of June 30, 2020

Donald Poulton, President and Chief Executive Officer of Medallion Bank, stated, “The Bank’s recreation and home improvement lending segments had record-breaking application volumes this quarter, reflecting increased consumer demand for the products we finance. Like many lenders during the pandemic, we tightened borrower credit criteria in order to improve overall asset quality, but even so, the demand resulted in growth in our consumer portfolios to over $1 billion. With the impact of the pandemic on our borrowers, we added to our loan loss reserves during the quarter and are monitoring loan performance closely. The provision for our medallion loans, most of which are collateralized by New York City medallions, was $7.4 million for the quarter. With our strong capital position, we believe we are well-positioned for the expected bumps in the road ahead. Lastly, I wanted to once again commend our employees for remaining focused and adapting exceptionally well to the current environment.”

Recreation Lending Segment

The Bank’s recreation loan portfolio was $794.4 million as of June 30, 2020, compared to $722.4 million at the end of 2019. Net interest income for the second quarter was $23.8 million, compared to $21.1 million in the prior year period. Recreation loans were 67.2% of the Bank’s loans receivable as of June 30, 2020, compared to 66.9% at the end of 2019. The provision for recreation loan losses was $8.3 million, compared to $5.9 million in the prior year period. Gross recreation loans that had payment deferrals were $89.3 million, or 11.6%, of which $32.5 million, or 4.2%, remained in a deferral state as of June 30, 2020. Recreation loan delinquencies 90 days or more past due were $3.5 million, or 0.5% of gross recreation loans, as of June 30, 2020, compared to $5.9 million, or 0.8%, at the end of 2019. Delinquencies were lower as a result of the COVID-19 deferrals.

Home Improvement Lending Segment

The Bank’s home improvement loan portfolio was $282.3 million as of June 30, 2020, compared to $247.6 million at the end of 2019. Net interest income for the second quarter was $5.1 million, compared to $3.7 million in the prior year period. Home improvement loans were 23.9% of the Bank’s loans receivable as of June 30, 2020, compared to 22.9% at the end of 2019. The provision for home improvement loan losses was $0.8 million for both the second quarter of 2020 and 2019. Gross home improvement loans that had payment deferrals were $5.2 million, or 1.8%, of which $2.6 million, or 0.9%, remained in a deferral state as of June 30, 2020. Home improvement loan delinquencies 90 days or more past due were $137,000, or 0.05% of gross home improvement loans, as of June 30, 2020, compared to $185,000, or 0.07%, at the end of 2019. Delinquencies were lower as a result of the COVID-19 deferrals.

Medallion Lending Segment

The Bank’s medallion loan portfolio was $102.9 million as of June 30, 2020, compared to $107.7 million at the end of 2019. Medallion loans were 8.7% of the Bank’s loans receivable as of June 30, 2020, compared to 10.0% at the end of 2019. The Bank’s medallion loan portfolio net of allowance for loan losses was $64.6 million as of June 30, 2020, compared to $79.5 million at the end of 2019. The total exposure of the medallion lending segment, which includes loans in process of foreclosure and remarketed assets, was 7.4% of total assets as of June 30, 2020, compared to 9.7% at December 31, 2019. The provision for medallion loan losses was $7.4 million, compared to $7.5 million in the prior year period. Gross medallion loans that had payment deferrals were $90.2 million, or 87% of total gross loans, all of which remained in a deferral state as of June 30, 2020. Medallion loan delinquencies 90 days or more past due were $11.1 million as of June 30, 2020, compared to $0.4 million at the end of 2019, and delinquencies 30 days or more past due were $23.9 million as of June 30, 2020, compared to $10.3 million at the end of 2019.

Unless otherwise specified, loan portfolios are presented net of deferred loan acquisition costs.

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On July 27, 2020, the Bank’s Board of Directors declared a quarterly cash dividend of $0.50 per share on the Bank’s Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series F, which trades on the Nasdaq Capital Market under the ticker symbol “MBNKP.” The dividend is payable on October 1, 2020 to holders of record at the close of business on September 15, 2020.

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About Medallion Bank

Medallion Bank specializes in providing consumer loans for the purchase of recreational vehicles, boats and home improvements, and offering loan origination services to fintech partners. The Bank works directly with thousands of dealers, contractors and financial service providers serving their customers throughout the United States. Since its founding in 2003, Medallion Bank has been in the top 2% of banks in the U.S. when measured by Tier 1 leverage ratio and annual return on assets. The Bank is a Utah-chartered, FDIC-insured industrial bank headquartered in Salt Lake City with an office in Bothell, Washington. The Bank is a wholly owned subsidiary of Medallion Financial Corp. (Nasdaq: MFIN).

For more information, visit www.medallionbank.com

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, expectations regarding medallion loan portfolio liquidation, the potential for future asset growth and market share growth opportunities. Medallion Bank’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the COVID-19 pandemic on Medallion Bank’s business, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion Bank’s control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Medallion Bank, its customers and third parties. In addition, Medallion Bank’s financial results for any period are not necessarily indicative of Medallion Financial Corp.’s results for the same period. In addition to risks related to the ongoing COVID-19 pandemic, for a description of certain risks to which Medallion Bank is or may be subject, please refer to the factors discussed under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in Medallion Bank’s Form 10-K for the year ended December 31, 2019 and Form 10-Q for the quarter ended March 31, 2020, filed with the FDIC. Medallion Bank’s Form 10-K, Form 10-Qs and other FDIC filings are available in the Investor Relations section of Medallion Bank’s website.

Company Contact:

Alex E. Arzeno

Investor Relations

212-328-2168

InvestorRelations@medallion.com

MEDALLION BANK

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,
(In thousands)	2020	2019
Total interest income	$33,990	$30,932
Total interest expense	5,920	5,484

Net interest income	28,070	25,448

Provision for loan losses	16,437	14,178

Net interest income after provision for loan losses	11,633	11,270

Other (loss) income
Write-downs of loan collateral in process of foreclosure	(655)	(680)
Other non-interest income	49	223

Total non-interest (loss) income, net	(606)	(457)

Non-interest expense
Loan servicing	2,833	2,643
Salaries and benefits	2,552	2,151
Collection costs	1,141	1,497
Professional fees	418	367
Regulatory fees	236	464
Occupancy and equipment	228	135
Other	1,037	796

Total non-interest expense	8,445	8,053

Income before income taxes	2,582	2,760
Provision for income taxes	761	691

Net income	1,821	2,069

MEDALLION BANK

BALANCE SHEETS

(UNAUDITED)

(In thousands)	June 30, 2020	December 31, 2019
Assets
Cash and federal funds sold	$87,872	$50,237
Investment securities, available-for-sale	47,495	48,998
Loans, inclusive of net deferred loan acquisition costs	1,181,380	1,079,553
Allowance for loan losses	(78,574)	(59,885)

Loans, net	1,102,806	1,019,668
Loan collateral in process of foreclosure	24,901	30,639
Fixed assets and right-of-use assets, net	3,631	3,852
Deferred tax assets	15,394	11,419
Accrued interest receivable and other assets	35,460	28,417

Total assets	$1,317,559	$1,193,230

Liabilities and Shareholders’ Equity
Deposits and other funds borrowed	$1,075,322	$951,651
Accrued interest payable	1,734	2,096
Income taxes payable	4,887	2,144
Other liabilities	10,993	9,157
Due to affiliates	1,141	1,041

Total liabilities	1,094,077	966,089

Total shareholders’ equity	223,482	227,141

Total liabilities and shareholders’ equity	$1,317,559	$1,193,230

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